        EXHIBIT 10.58
EXECUTION COPY
SECOND AMENDED
EMPLOYMENT AGREEMENT
THIS SECOND AMENDED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 16, 2024 (the “Effective Date”), is made by and between BrightSpire Capital US, LLC, a Delaware limited liability company (“BRSP”), and Michael Mazzei (the “Executive”). BRSP, together with its affiliates is hereinafter referred to as “the Company,” and where the context permits, references to “the Company” shall include the Company and any successor to the Company.
WHEREAS, Executive is currently employed by BrightSpire Capital, Inc., a Maryland corporation (“BRSP INC”) pursuant to that certain Amended Employment Agreement dated as of April 30, 2021 (the “Amended Employment Agreement”); and
WHEREAS, BRSP, a controlled subsidiary of BRSP INC and BrightSpire Capital Operating Company, LLC, a Delaware limited liability company (“BRSP OP”), has offered continuing employment to Executive to serve as BRSP INC’s Chief Executive Officer (“CEO”), on substantially the same terms and conditions as existed under the Amended Employment Agreement, with such changes as have been agreed under this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.    EMPLOYMENT TERM. The Executive’s employment under the terms and conditions of this Agreement shall commence as of the Effective Date and shall expire on March 31, 2027 (the “Employment Term”). Notwithstanding anything set forth in this Section 1 to the contrary, the Employment Term and the Executive’s employment shall earlier terminate immediately upon the termination of the Executive’s employment pursuant to Section 4 hereof.
2.    POSITION; REPORTING AND DUTIES; LOCATION.
(a)    Position and Reporting. During the Employment Term, the Executive shall serve as the CEO of BRSP INC and BRSP. The Executive also has been elected to serve as a member of the Board of Directors of BRSP INC (the “Board”). It is expected that the Board will nominate the Executive to be elected to the Board at subsequent meetings of the stockholders of the Company. The Executive shall report directly to the Board.
(b)    Duties and Responsibilities.
(i)    During the Employment Term, the Executive shall devote his full business time (excepting vacation time, holidays, sick days and periods of disability) and attention to the performance of his duties hereunder, shall faithfully serve the Company and shall have no other employment which is undisclosed to the Company or which conflicts with his duties under this Agreement; provided that nothing contained herein shall prohibit the Executive from (A) participating in trade associations or industry organizations, (B) engaging in charitable, civic, educational or political activities, (C) delivering lectures or fulfilling speaking engagements, (D) engaging in personal investment activities and personal real estate-related activities for himself and his family or (E) accepting directorships or similar positions (together, the “Personal Activities”), in each case so long as the Personal Activities do not unreasonably interfere, individually or in the aggregate, with the performance of the Executive’s duties to the Company under this Agreement. Notwithstanding the foregoing, to the extent that the Personal Activities include the Executive providing services to any for-profit company (excluding any member of the Company) as a member of such company’s board of directors, only two such directorships shall be permitted as a Personal Activity.
(ii)    During the Employment Term, in serving in his capacity as set forth above, the Executive shall (A) perform such duties and provide such services as are usual and customary for such position, and (B) provide such other duties as are consistent with such role, as reasonably requested from time to time by the Board. Without limiting the generality of the foregoing, the Executive will (1) manage the day-to-day operations of BRSP and have the senior officers of the Company (CFO, COO, CIO, CCO, GC, AM and CAO, as applicable) (the “BRSP Senior Management Team”) report to him or his designee, (2) be the chairman of the BRSP credit and investment committees, (3) subject to the consent of the Board or compensation committee thereof, where applicable, hiring of and compensation decisions with respect to the BRSP Senior Management Team members, (4) veto the hiring of, and discretion over compensation with respect to, all other employees of the Company, and (5) consent and input over the hiring of advisors, bankers and third-party consultants for, and capital market and corporate finance decisions with respect to, the Company.
(iii)    The parties acknowledge and agree that all of the compensation and benefits provided to the Executive hereunder will be in respect of services performed by the Executive for BRSP.
(c)    Location of Employment. The Executive’s principal place of business shall be at the Company’s office in New York, New York; provided that the Executive may be required to engage in travel during the Employment Term in the performance of his duties hereunder.
3.    COMPENSATION AND BENEFITS.
(a)    Base Salary. During the Employment Term, the Company will pay to the Executive a base salary at the annualized rate of $800,000 (the base salary in effect from time to time, the “Base Salary”). The Base Salary will be paid to the Executive in accordance with the Company’s customary compensation practices from time to time in effect for the Company’s senior executive officers.

(b)    Annual Cash Bonus
(i)    For each calendar year during the Employment Term beginning with the calendar year 2024, the Executive shall be given an opportunity to earn an annual incentive cash bonus (the “Annual Bonus”). The Executive’s target Annual Bonus for each calendar year during the Employment Term (including the calendar year 2024) shall be no less than $1,750,000 (such amount, as increased from time to time, the “Target Bonus Amount”). The Target Bonus Amount may be based on reasonable performance measures established by the Company in consultation with the Executive, in which case the actual Annual Bonus amount may be more or less than the Target Bonus Amount based on the achievement of such performance measures.
(ii)    Any Annual Bonus payment that becomes payable to the Executive hereunder will be paid to him in a cash lump sum by no later than March 15 of the calendar year following the calendar year to which it relates (and no later than the date on which bonuses are paid to other senior executive officers of BRSP); provided that except as otherwise set forth in this Agreement, the Executive is an active employee as of, and has not given or received notice of termination of employment as of, the date such payment would otherwise be made.
(c)    Equity Incentives and Related Awards. For each calendar year during the Employment Term beginning with the calendar year 2024, the Executive shall be eligible to receive equity and equity-based incentive awards in the Company as determined by the Compensation Committee of the Board (“LTIP Awards”), with an annual target LTIP Award opportunity of no less than $3,000,000 (the “Target LTIP Award”). The LTIP Awards shall be granted under the Company’s equity incentive plan as in effect from time to time (the “LTIP”) no later than the later of (i) March 31st of each calendar year or (ii) fifteen days after the date on which BRSP INC’s Form 10-K is filed with the Securities and Exchange Commission each calendar year.
(d)    Retirement, Welfare and Fringe Benefits. During the Employment Term, the Executive shall be eligible to participate in the retirement savings, medical, disability, life insurance, perquisite and other welfare and fringe benefit plans applicable to senior executive officers of BRSP generally in accordance with the terms of such plans as are in effect from time to time. The foregoing shall not be construed to limit the ability of the Company to amend, modify or terminate any such benefit plans, policies or programs in accordance with their terms or to cease providing such benefit plans, policies or programs at any time and from time to time; provided that the terms and conditions imposed on Executive’s participation in such plans, policies or programs and any adverse amendments, terminations and modifications are at least as favorable to Executive as those applicable to other senior executives.
(e)    Paid Time Off. During the Employment Term, the Executive shall be eligible to participate in the paid time off policies generally applicable to BRSP’s senior executives as are in effect from time to time.

(f)    Business Expenses. The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses that the Executive incurs in connection with his employment during the Employment Term upon presentation of expense statements or vouchers and such other information as the Company may require in accordance with the generally applicable policies and procedures of the Company applicable to BRSP’s senior executive officers as are in effect from time to time. No expense payment or reimbursement under this Section 3(f) shall be “grossed up” or increased to take into account any tax liability incurred by the Executive as a result of such payment or reimbursement.
(g)    Insurance. The Executive shall be covered by such errors and omissions liability insurance as the Company shall have established and maintained in respect of its senior executives at its expense. The Executive shall also be covered by the Company’s directors and officers insurance policy. Further, the Executive shall continue to be subject to an Indemnification Agreement entered into with CCRE effective as of the Effective Date.
4.    TERMINATION OF EMPLOYMENT.
(a)    General Provisions.
(i)    Upon any termination of Executive’s employment with the Company, the Executive shall be entitled to receive the following: (A) any accrued but unpaid Base Salary and vacation (determined in accordance with Company policy) through the date of termination (paid in cash within 30 days (or such shorter period required by applicable law) following the date of termination); (B) reimbursement for expenses and fees incurred by the Executive prior to the date of termination in accordance with Sections 3(f) and 3(h); (C) vested and accrued benefits, if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the date of termination; and (D) any additional amounts or benefits due under any applicable plan, program, agreement or arrangement of the Company, including any such plan, program, agreement or arrangement relating to equity or equity-based awards (the amounts and benefits described in clauses (A) through (D) above, collectively, the “Accrued Benefits”). The Accrued Benefits shall in all events be paid in accordance with the Company’s payroll procedures, expense reimbursement procedures or plan terms, as applicable.
(ii)    During any notice period required under this Section 4, (A) the Executive shall remain employed by the Company and shall continue to be bound by all the terms of this Agreement and any other applicable duties and obligations to the Company, (B) the Company may direct the Executive not to report to work, and (C) the Executive shall only undertake such actions on behalf of the Company, consistent with his position, as expressly directed by the Company.

(b)    Termination for Cause or by the Executive without Good Reason.
(i)    The Employment Term and the Executive’s employment hereunder may be terminated at any time either (A) by the Company for “Cause” (as defined and determined below), effective as set forth in Section 4(b)(iii), or (B) by the Executive without Good Reason, effective 30 days following the date on which notice of such termination is given by the Executive to the Company.
(ii)    If the Executive’s employment is terminated by the Company for Cause, or by the Executive without Good Reason, the Executive shall only be entitled to receive the Accrued Benefits.
(iii)    For purposes of this Agreement, a termination for “Cause” shall mean a termination of the Executive’s employment with the Company because of (A) the Executive’s conviction of, or plea of no contest to, any felony under the laws of the United States or any state within the United States (other than a traffic-related felony) which termination shall become effective immediately as of the date the Board determines to terminate the Agreement, which action must be taken on or after the date of such conviction or plea or within 60 days thereafter; (B) the Executive’s willful and gross misconduct in connection with the performance of his duties to the Company (other than by reason of his incapacity or disability), it being expressly understood that the Company’s dissatisfaction with the Executive’s performance shall not constitute Cause; or (C) a continuous, willful and material breach by the Executive of this Agreement after written notice of such breach has been provided to the Executive by the Board; provided that in no event shall any action or omission in subsection (B) or (C) constitute “Cause” unless (1) the Company gives notice to the Executive stating that the Executive will be terminated for Cause, specifying the particulars thereof in reasonable detail and the effective date of such termination (which shall be no less than 10 business days following the date on which such written notice is received by the Executive) and (2) the Executive fails or refuses to materially cure or cease such misconduct or breach within 10 business days after such written notice is given to him. For purposes of the foregoing sentence, no act, or failure to act, on the Executive’s part shall be considered willful unless done or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company, and any act or omission by the Executive pursuant to the authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company will be deemed made in good faith and in the best interests of the Company.
(c)    Termination by the Company without Cause or by the Executive for Good Reason.
(i)    The Employment Term and the Executive’s employment hereunder may be terminated (A) by the Company at any time without Cause, effective four business days following the date on which written notice to such effect is delivered to the Executive, or (B) by the Executive for “Good Reason” (as defined and determined below), effective as set forth in Section 4(c)(ii). If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Company shall pay or provide to the Executive (A) the Accrued Benefits and (B) upon the Executive’s execution of a separation agreement containing a general release of claims substantially in the form attached as Exhibit A hereto (the “Release”), and the expiration of the applicable revocation period with respect to such Release within 60 days following the date of termination (the date on which the Release becomes effective, the “Release Effective Date”):
(A)    A lump sum cash payment equal to the product of (x) one and one-half (1.5) (the “Severance Multiple”) and (y) the sum of (1) the Base Salary in effect immediately prior to the date of termination (without regard to any reduction that gives rise to Good Reason) and (2) the Target Bonus Amount in effect immediately prior to the date of termination (without regard to any reduction that gives rise to Good Reason), payable on the first regularly scheduled payroll date of the Company following the Release Effective Date (the actual date of payment, the “Severance Payment Date”);
(B)    A lump sum cash payment equal to the Annual Bonus, if any and if not already paid, that the Executive would have received in respect of the calendar year prior to the calendar year in which the termination occurs had the Executive remained an active employee of the Company on the date such Annual Bonus would have been paid (the “Unpaid Bonus”) payable on the Severance Payment Date;
(C)    If termination in a calendar year occurs between January 1 and the date on which the grant of the LTIP Awards is made, the grant of the then current Target LTIP Award;
(D)    A lump-sum payment equal to the product of (1) the Target Bonus Amount in effect for the calendar year in which the termination occurs, and (2) a fraction, the numerator of which shall equal the number of days during the calendar year in which the termination occurs that the Executive was employed by the Company and the denominator of which shall equal 365 (the “Pro-Rated Bonus”) payable on the Severance Payment Date; and
(E)    Full vesting as of the Release Effective Date of any and all LTIP Awards (including performance based LTIP Awards, if any, at no less than the full target award amount) that are outstanding and unvested immediately prior to the date of such termination, including any LTIP Award granted pursuant to clause (C) of this Section 4(c)(i).
(ii)    Notwithstanding the foregoing, if the Employment Term and Executive’s employment hereunder is terminated pursuant to Section 4(c)(i) above, during the period beginning ninety (90) days prior to the consummation of a Change in Control (as such term is defined in the LTIP) or within one year following a Change in Control, the Severance Multiple shall be increased to two (2).

(iii)    For purposes of this Agreement, “Good Reason” shall mean any action by the Company, in each case without the Executive’s prior written consent, that (A) results in a material diminution in the Executive’s duties, authority or responsibilities or a diminution in the Executive’s title or position; (B) reduces the Base Salary, the Target Bonus Amount or the Target LTIP Award; (C) relocates the Executive’s principal place of employment to a location outside of New York City; or (D) constitutes a material breach by the Company of this Agreement; provided that in no event shall the occurrence of any such condition constitute Good Reason unless (1) the Executive gives notice to the Company of the existence of the Executive’s knowledge of the condition giving rise to Good Reason within 90 days following its initial existence, (2) the Company fails to cure such condition within 30 days following the date such notice is given and (3) the Executive terminates his employment with the Company within 30 days following the expiration of such cure period.
(d)    Termination Due to Death or Disability.
(i)    The Employment Term and the Executive’s employment hereunder (A) may be terminated by the Company as a result of the Executive’s “Disability” (as defined and determined below) and (B) shall terminate immediately as a result of the Executive’s death.
(ii)    If the Executive’s employment is terminated by the Company as a result of the Executive’s Disability or terminates as a result of the Executive’s death, the Company shall provide the Executive (or his estate) with: (A) the Accrued Benefits, (B) the Unpaid Bonus, if any, payable on the Severance Payment Date, (C) a lump sum payment equal to the Pro-Rated Bonus with respect to the calendar year in which the termination occurs, payable on the Severance Payment Date, and (D) full vesting as of the Release Effective Date of any and all LTIP Awards that are outstanding and unvested immediately prior to the date of such termination.
(iii)    For purposes of this Agreement, “Disability” shall mean a physical or mental incapacity that substantially prevents the Executive from performing his duties hereunder and that has continued for at least 180 consecutive days. Any dispute as to whether or not the Executive is disabled within the meaning of the preceding sentence shall be resolved by a qualified, independent physician reasonably satisfactory to the Executive and the Company, and the determination of such physician shall be final and binding upon both the Executive and the Company. All fees and expenses of any such physician shall be borne solely by the Company.
(e)    Non-Extension of Agreement. If the Executive and the Company do not agree to extend this Agreement, the Employment Term and the Executive’s employment hereunder shall terminate as of March 31, 2027 and upon such termination the Company shall provide the Executive with (A) the Accrued Benefits, (B) the Unpaid Bonus, if any, on the Severance Payment Date, (C) a lump sum payment equal to the Pro-Rated Bonus for the calendar year in which the Executive’s employment terminates, on the Severance Payment Date, (D) if no LTIP Award has been granted to Executive in 2027, the grant of the then current Target LTIP Award; and (E) full vesting on the regularly scheduled vesting dates, as if Executive’s employment had continued, of any and all LTIP Awards that are outstanding and unvested immediately prior to the date of such termination, including any LTIP Award granted pursuant to clause (D) of this Section 4(e); provided that no such vesting shall occur if during the applicable vesting periods Executive violates the restrictive covenants contained in the Restrictive Covenant Agreement (as defined in Section 5 hereof), for purposes of forfeiture only, as described in Section 5.
(f)    Return of Property. Upon any termination of the Executive’s employment hereunder, the Executive shall as soon as practicable following such termination deliver or cause to be delivered to the Company the tangible property owned by the Company, which is in the possession or control of the Executive. Notwithstanding the foregoing, the Executive shall be permitted to retain his calendar and his contacts and investor lists, all compensation-related plans and agreements, any documents reasonably needed for personal tax purposes and his personal notes, journals, diaries and correspondence (including personal emails). In addition, the Executive shall be able to retain his mobile phone(s) and personal computer(s) and his cell phone number(s).
(g)    Resignation as Officer or Director. Unless requested otherwise by the Company, upon any termination of the Executive’s employment hereunder the Executive shall resign each position (if any) that the Executive then holds as an officer or director of CCRE, BRSP or any other affiliate of the Company, and any other entity that the Company manages or that the Executive is serving at the request of the Company. The Executive’s execution of this Agreement shall be deemed the grant by the Executive to the officers of the Company of a limited power of attorney to sign in the Executive’s name and on the Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.
(h)    No Set-Off or Mitigation. The Company’s obligations to make payments under this Agreement shall not be affected by any set-off, counterclaim, recoupment or other claim the Company or any of its affiliates may have against the Executive. The Executive does not need to seek other employment or take any other action to mitigate any amounts owed to the Executive under this Agreement, and those amounts shall not be reduced if the Executive does obtain other employment.
5.    RESTRICTIVE COVENANTS. The Executive has entered into a Restrictive Covenant Agreement with the Company on March 26, 2020, as amended (the “Restrictive Covenant Agreement”). The Restrictive Covenant Agreement shall continue in effect at all applicable times from and following March 26, 2020 in accordance with the terms and conditions thereof, subject to the following modification. If the Executive’s employment is terminated pursuant to Section 4(e) hereof, the Restricted Period shall continue past the 90 days set forth in the Restrictive Covenant Agreement but solely with respect to forfeiture of the LTIP Awards until such time that all LTIP Awards have vested in accordance with clause (E) of Section 4(e) (the “Extended Vesting Related Restricted Period”). In the event that the Executive violates the restrictive covenants during any period during which the Extended Vesting Related Restricted Period applies after the 90-day Restricted Period in the Restrictive Covenant Agreement, the only effect shall be the forfeiture of any unvested LTIP Awards that were still subject to continued vesting as a result of the Executive’s termination of employment pursuant to Section 4(e) hereof. For the avoidance of doubt, in the event that Executive terminates employment pursuant to Section 4(e) hereof, the 90-day Restricted Period set forth in the Restrictive Covenant Agreement shall continue to apply.
6.    SECTION 280G.
(a)    Treatment of Payments. Notwithstanding anything in this Agreement or any other plan, arrangement or agreement to the contrary, in the event that an independent, nationally recognized, accounting firm which shall be designated by the Company with the Executive’s written consent (which consent shall not be unreasonably withheld) (the “Accounting Firm”) shall determine that any payment or benefit received or to be received by the Executive from the Company or any of its affiliates or from any person who effectuates a change in control or effective control of the Company or any of such person’s affiliates (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, the “Total Payments”) would fail to be deductible under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or otherwise would be subject (in whole or part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) then the Accounting Firm shall determine if the payments or benefits to be received by the Executive that are subject to Section 280G of the Code shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but such reduction shall occur if and only to the extent that the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes, and employment, Social Security and Medicare taxes on such reduced Total Payments), is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes and employment, Social Security and Medicare taxes on such Total Payments and the amount of Excise Tax (or any other excise tax) to which the Executive would be subject in respect of such unreduced Total Payments). For purposes of this Section 6(a), the above tax amounts shall be determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied (or is likely to apply) to the Executive’s taxable income for the tax year in which the transaction which causes the application of Section 280G of the Code occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s) in which any of the Total Payments is expected to be made. If the Accounting Firm determines that the Executive would not retain a larger amount on an after-tax basis if the Total Payments were so reduced, then the Executive shall retain all of the Total Payments.
(b)    Ordering of Reduction. In the case of a reduction in the Total Payments pursuant to Section 6(a), the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury

Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.
(c)    Certain Determinations. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the Accounting Firm, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The Executive and the Company shall furnish such documentation and documents as may be necessary for the Accounting Firm to perform the requisite calculations and analysis under this Section 6 (and shall cooperate to the extent necessary for any of the determinations in this Section 6(c) to be made), and the Accounting Firm shall provide a written report of its determinations hereunder, including detailed supporting calculations. If the Accounting Firm determines that aggregate Total Payments should be reduced as described above, it shall promptly notify the Executive and the Company to that effect. In the absence of manifest error, all determinations by the Accounting Firm under this Section 6 shall be binding on the Executive and the Company and shall be made as soon as reasonably practicable and in no event later than 15 days following the later of the Executive’s date of termination of employment or the date of the transaction which causes the application of Section 280G of the Code. The Company shall bear all costs, fees and expenses of the Accounting Firm and any legal counsel retained by the Accounting Firm.

(d)    Additional Payments. If the Executive receives reduced payments and benefits by reason of this Section 6 and it is established pursuant to a determination of a court of competent jurisdiction which is not subject to review or as to which the time to appeal has expired, or pursuant to an Internal Revenue Service proceeding, that the Executive could have received a greater amount without resulting in any Excise Tax, then the Company shall thereafter pay the Executive the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable following such determination.
7.    ASSIGNMENT; ASSUMPTION OF AGREEMENT. No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or set off by the Executive in respect of any claim, debt, obligation or similar process. This Agreement may not be assigned by BRSP other than to any member of the Company or to a successor of BRSP (whether direct or indirect, by purchase, merger, consolidation, or otherwise), and BRSP will require any party to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment had taken place. For the avoidance of doubt, an assignment of this Agreement by BRSP that is permitted by the immediately preceding sentence shall not be deemed a termination without Cause or give rise to Good Reason.
8.    MISCELLANEOUS PROVISIONS.
(a)    No Breach of Obligation to Others. The Executive represents and warrants that his entering into this Agreement does not, and that his performance under this Agreement and consummation of the transactions contemplated hereby and thereby will not, violate the provisions of any agreement or instrument to which the Executive is a party or any decree, judgment or order to which the Executive is subject, and that this Agreement constitutes a valid and binding obligation of the Executive enforceable against the Executive in accordance with its terms.
(b)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements entered into and to be performed entirely within such state.
(c)    Entire Agreement. This Agreement, together with the documents referred to herein, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to the Executive’s employment with the Company, and it cancels and replaces any and all prior understandings, agreements and term sheets between the Executive and BRSP and any of its subsidiaries or affiliates, other than agreements with respect to the grant of equity or equity-based incentive awards. All promises, representations, collateral agreements and understandings not expressly incorporated in this Agreement are hereby superseded by this Agreement.
(d)    Notices. All notices, requests, demands and other communications required or permitted hereunder must be made in writing and will be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the earlier of the fourth day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; (c) on the date of transmission, if sent by facsimile; or (d) on the date of requested delivery if sent by a recognized overnight courier:
If to the Company:    BrightSpire Capital US, LLC

590 Madison Avenue, 33rd Floor
New York, NY 10022
Attention: General Counsel
If to the Executive:    to the last address of the Executive in the Company’s records specifically identified for notices under this Agreement or to such other address as is provided by a party to the other from time to time.
(e)    Survival. The representations, warranties and covenants of the Executive contained in this Agreement will survive any termination of the Executive’s employment with the Company.
(f)    Amendment; Waiver; Termination. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the Executive and BRSP. No waiver by either party hereto at any time of any breach by the other party hereto of compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
(g)    Further Assurances. The parties hereto will from time to time after the date hereof execute, acknowledge where appropriate and deliver such further instruments and take such other actions as any other party may reasonably request in order to carry out the intent and purposes of this Agreement.
(h)    Severability. If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) to the extent permitted by applicable law, the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
(i)    Arbitration. Except as otherwise set forth in the Restrictive Covenant Agreement, any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in the Borough of Manhattan in the City of New York before a panel of three neutral arbitrators, each of whom shall be selected jointly by the parties, or, if the parties cannot agree on the selection of the arbitrators, as selected by the American Arbitration Association. The commercial arbitration rules of the American Arbitration Association (the “AAA Rules”) shall govern any arbitration between the parties, except that the following provisions are included in the parties’ agreement to arbitrate and override any contrary provisions in the AAA Rules:
(i)    The agreement to arbitrate and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict or choice of law rules;
(ii)    The arbitrators shall apply New York law;
(iii)    Any petition or motion to modify or vacate the award shall be filed in the applicable Supreme Court in New York (the “Court”);
(iv)    The award shall be written, reasoned, and shall include findings of fact as to all factual issues and conclusions of law as to all legal issues;
(v)    Either party may seek a de novo review by the Court of the conclusions of law included in the award and any petition or motion to enforce, confirm, modify or vacate the award; and
(vi)    The arbitration shall be confidential. Judgment may be entered on the arbitrators’ award in any court having jurisdiction.
The parties hereby agree that the arbitrators shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. Each party shall bear its own legal fees and out-of-pocket expenses incurred in any arbitration hereunder and the parties shall share equally all expenses of the arbitrators; provided that the arbitrator shall have the same authority to award reasonable attorneys’ fees to the prevailing party in any arbitration as part of the arbitrator’s award as would be the case had the dispute or controversy been argued before a court with competent jurisdiction.
(j)    Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. In the event that any provision of Agreement or any other agreement or award referenced herein is mutually agreed by the parties to be in violation of Section 409A of the Code, the parties shall cooperate reasonably to attempt to amend or modify this Agreement (or other agreement or award) in order to avoid a violation of Section 409A of the Code while attempting to preserve the economic intent of the applicable provision. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between the Executive and the Company during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. BRSP makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. For purposes of this Section 9(j), Section 409A of the Code shall include all regulations and guidance promulgated thereunder.
(k)    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
(l)    Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.
(m)    Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.
(n)    Tax Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for the Executive with respect to any payment provided to the Executive hereunder, and the Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.
(o)    Cooperation. For a period of 12 months following the termination of the Executive’s employment with the Company for any reason, the Executive shall provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events during the Executive’s employment hereunder of which the Executive has knowledge. The Company shall reimburse the Executive for the Executive’s reasonable travel expenses incurred in connection with the foregoing, in accordance with the Company’s policies (and consistent with the Executive’s travel practices during the Executive’s employment with the Company) and subject to the delivery of reasonable support for such expenses. Any such requests for cooperation shall be subject to the Executive’s business and personal schedule and the Executive shall not be required to cooperate against his own legal interests or the legal interests of his employer or partners or business ventures. In the event the Executive reasonably determines that he needs separate legal counsel in connection with his cooperation, the Company shall reimburse the Executive for the reasonable costs of such counsel as soon as practicable (and in any event within 30 days) following its receipt of an invoice for such costs. In the event the Executive is required to cooperate for more than 8 hours in any 12-month period, the Executive shall be paid an hourly consulting fee in an amount mutually agreed between the Company and Executive at the time.

        EXECUTION COPY
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
BrightSpire Capital US, LLC
By:    /s/ David A. Palamé
Name: David A. Palamé
Title: Vice President
EXECUTIVE
By:     _/s/ Michael Mazzei_______
Michael Mazzei

[Signature Page to Michael Mazzei Second Amended and Restated Employment Agreement]

        EXECUTION COPY
Exhibit A
Form of Release
Michael Mazzei (“Executive”), a former employee of BrightSpire Capital US, LLC (“BRSP” and together with its subsidiaries, the “Employer”), hereby enters into and agrees to be bound by this General Waiver and Release of Claims (the “Release”). Executive acknowledges that he is required to execute this Release in order to be eligible for certain post-termination benefits (the “Post-Termination Benefits”) as set forth in Section [4(c)(i)] / [4(e)] of his Second Amended Employment Agreement with BRSP, dated February __, 2024 (the “Employment Agreement”). Unless otherwise indicated, capitalized terms used but not defined herein shall have the meanings specified in the Employment Agreement.
1.    SEPARATION DATE. Executive acknowledges and agrees that his separation from Employer was effective as of  ______, 20XX (the “Separation Date”).
2.    WAGES FULLY PAID. Executive acknowledges and agrees that he has received payment in full for all salary and other wages, including without limitation any accrued, unused vacation or other similar benefits earned through the Separation Date.
3.    EXECUTIVE’S GENERAL RELEASE OF CLAIMS.
(a)    Waiver and Release. Pursuant to Section [4(c)(i)] / [4(e)] of the Employment Agreement, and in consideration of the Post-Termination Benefits to be provided to Executive as outlined in the Employment Agreement and this Release as set forth herein, Executive, on behalf of himself and his heirs, executors, administrators and assigns, forever waives, releases and discharges Employer, its officers, directors, owners, shareholders, affiliates and agents (collectively referred to herein as, the “Employer Group”), and each of its and their respective officers, directors, shareholders, members, managers, employees, agents, servants, accountants, attorneys, heirs, beneficiaries, successors and assigns (together with the Employer Group, the “Employer Released Parties”), from any and all claims, demands, causes of actions, fees, damages, liabilities and expenses (including attorneys’ fees) of any kind whatsoever, whether known or unknown, that Executive has ever had or might have against the Employer Released Parties that directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by the Company, including, but not limited to (i) any claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, as amended, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of Title 42 of the United States Code, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Age Discrimination in Employment Act, as amended, the Uniform Services Employment and Reemployment Rights Act, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, and/or any other federal, state or local law (statutory, regulatory or otherwise) that may be legally waived and released and (ii) any tort and/or contract claims, including any claims of wrongful discharge, defamation, emotional distress, tortious interference with contract, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm. Executive acknowledges that if the Equal Employment Opportunity Commission or any other administrative agency brings any charge or complaint on his behalf or for his benefit, this Release bars Executive from receiving, and Executive hereby waives any right to, any monetary or other individual relief related to such a charge or complaint. This Release, however, excludes (i) any claims made under state workers’ compensation or unemployment laws, and/or any claims that cannot be waived by law, (ii) claims with respect to the breach of any covenant (including any payments under the Employment Agreement) to be performed by Employer after the date of this Release, (iii) any rights to indemnification or contribution or directors’ and officers’ liability insurance under the Employment Agreement, Indemnification Agreement, any operative documents of the Company or any applicable law, (iv) any claims as a holder of Company equity awards under the Company’s equity incentive plans or as a holder of any partnership interests or incentives; and (v) any claims for vested benefits under any employee benefit plan (excluding any severance plan and including claims under the Consolidated Omnibus Budget Reconciliation Act of 1985) or any claims that may arise after the date Executive signs the Release.
(b)    Waiver of Unknown Claims; Section 1542. Executive intends to fully waive and release all claims against Employer; therefore, he expressly understands and hereby agrees that this Release is intended to cover, and does cover, not only all known injuries, losses or damages, but any injuries, losses or damages that he does not now know about or anticipate, but that might later develop or be discovered, including the effects and consequences of those injuries, losses or damages. Executive expressly waives the benefits of and right to relief under California Civil Code Section 1542 (“Section 1542”), or any similar statute or comparable common law doctrine in any jurisdiction. Section 1542 provides:
Section 1542. (General Release-Claims Extinguished) A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Executive understands and acknowledges the significance and consequences of this specific waiver of Section 1542 and, having had the opportunity to consult with legal counsel, hereby knowingly and voluntarily waives and relinquishes any rights and/or benefits which he may have thereunder. Without limiting the generality of the foregoing, Executive acknowledges that by accepting the benefits and payments offered in exchange for this Release, he assumes and waives the risks that the facts and the law may be other than he believes and that, after signing this Release, he may discover losses or claims that are released under this Release, but that are presently unknown to him, and he understands and agrees that this Release shall apply to any such losses or claims.
(c)    Acknowledgement of ADEA Waiver. Without in any way limiting the scope of the foregoing general release of claims, Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”) and that such waiver and release is knowing and voluntary. This waiver and release does not govern any rights or claims that might arise under the ADEA after the date this Release is signed by Executive. Executive acknowledges that: (i) the consideration given for this Release is in addition to anything of value to which Executive otherwise would be entitled to receive; (ii) he has been advised in writing to consult with an attorney of his choice prior to signing this Release; (iii) he has been provided a full and ample opportunity to review this Release, including a period of at least twenty-one (21) days within which to consider it (which will not be lengthened by any revisions or modifications); (iv) he has read and fully understands this Release and has had the opportunity to discuss it with an attorney of his choice; (v) to the extent that Executive takes less than twenty-one (21) days to consider this Release prior to execution, he acknowledges that he had sufficient time to consider this Release with counsel and that he expressly, voluntarily and knowingly waives any additional time; and (vi) Executive is aware of his right to revoke this Release at any time within the seven (7)-day period following the date on which he executes this Release. Executive further understands that he shall relinquish any right he has to Post- Termination Benefits described in the Employment Agreement if he exercises his right to revoke this Release. Notice of revocation must be made in writing and must be received by [Name, Title], no later than 5:00 p.m. Pacific Time on the seventh (7th) calendar day immediately after the day on which Executive executes this Release.
4.    NO CLAIMS BY EXECUTIVE. Executive affirms and warrants that he has not filed, initiated or caused to be filed or initiated any claim, charge, suit, complaint, grievance, action or cause of action against Employer or any of the other Employer Released Parties.
5.    NO ASSIGNMENT OF CLAIMS. Executive affirms and warrants that he has made no assignment of any right or interest in any claim which he may have against any of the Employer Released Parties.
6.    ADVICE OF COUNSEL. Executive acknowledges: (a) that he has been advised to consult with an attorney regarding this Release; (b) that he has, in fact, consulted with an attorney regarding this Release; (c) that he has carefully read and understands all of the provisions of this Release; and (d) that he is knowingly and voluntarily executing this Release in consideration of the Post-Termination Benefits provided under the Employment Agreement.
[remainder of page intentionally left blank]

        EXECUTION COPY
By his signature, Michael Mazzei hereby knowingly and voluntarily executes this Release as of the date indicated below.
___________________________________
Michael Mazzei
Dated: _____________________________
[Signature page to Michael Mazzei Release]